UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Campbell Soup Company

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT ENHANCED LP

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

FRANCI BLASSBERG

MATTHEW COHEN

SARAH HOFSTETTER

MUNIB ISLAM

LAWRENCE KARLSON

BOZOMA SAINT JOHN

KURT SCHMIDT

RAYMOND SILCOCK

DAVID SILVERMAN

MICHAEL SILVERSTEIN

GEORGE STRAWBRIDGE, JR.

WILLIAM TOLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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This filing contains screenshots from a website maintained by Third Point LLC.

*****

IMPORTANT INFORMATION

On September 14, 2018, Third Point LLC filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. All the foregoing documents, when filed, will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

About us case for change our nominees how to vote news & resources contact Matthew cohen managing director, third point Matthew cohen is a managing director and head of consumer investments at third point. He joined the firm in 2008 and now oversees the fund’s efforts across the global consumer sector. Over the years, he has led successful investments in many food & beverage companies, including sara lee. Constellation brands, Kraft Heinz, Anheuser-busch inbev, and nestle. He was also integrally involved in the firm’s last proxy fight, which helped secure three board seats for the firm at sotheby’s, and has worked closely with third point’s directors to increase value for sotheby’s shareholders. Previously, he was an associate at bain capital, where he focused on private equity investments, and a strategy consultant at mckinsey & company. Mr. cohen graduated summa cum laude with a b.s.e. in economics from the Wharton school at the university of Pennsylvania. <back to nominees ©2018 third point llc. All rights reserved. Terms of use privacy policy Third point

About us case for change our nominees how to vote news & resources contact Munib islam Partner, third point Munib islam is a partner at third point where he leads the firm’s efforts in global equity research and investing. He also sits on the firm’s risk committee. Munib worked at third point from 2004-2008 and rejoined the firm in 2011, after returning from highbridge capital, where he was a managing director and portfolio manager of highbridge’s European value equities fund. Before coming to third point, munib worked as an associate at oak hill capital and at lazard llc. He received a b.a. in economics magna cum laude from Dartmouth college and an mba from the graduate school of business at Stanford university. He has attended the world economic forum in davos as a delegate since 2012. In 2014, he was invited to be a guest professor at Columbia business school, where he taught students value investing. In 2015. Munib joined the board of directors at baxter international, a $40 billion global medical device company. Munib serves on the audit committee. Attends meetings of the compensation and governance committees, and has played a role in many facets of baxter’s successful operational and financial turnaround. Since munib joined the board of baxter, its shares have more than doubled in value. <back to nominees ©2018 third point llc. All rights reserved. Third point